Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement No. 333-259118 on Form S-1 of our report dated May 14, 2021 (September 10, 2021 as to the effects of the stock split described in Note 2), relating to the financial statements of Freshworks Inc. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ Deloitte & Touche LLP
San Jose, California
September 10, 2021